Exhibit 99.1

LIBERTY GLOBAL SCHEDULES INVESTOR CALL FOR FULL-YEAR 2019 RESULTS
Denver, Colorado - December 16, 2019

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced plans to release its full-year 2019 results on Thursday, February 13, 2020 after Nasdaq market close. You are invited to participate in its Investor Call, which will begin the following day at 09:00 a.m. (Eastern Time) on Friday, February 14, 2020. During the call, management will discuss the Company’s results, and may provide other forward-looking information. Please dial in using the information provided below at least 15 minutes prior to the start of the call.

Domestic	800-289-0462	Conference Passcode 223066
International	+1 720-543-0298

In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.libertyglobal.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:                 Corporate Communications:
Matt Coates +44 20 8483 6333            Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238            Matt Beake +44 20 8483 6428
Stefan Halters +44 20 8483 6211